Exhibit 99.1

Magellan Completes Bulk Test at SDA Mill for Toll Milling Contract

Provides Update on El Dorado Gold-Silver Project

FOR IMMEDIATE RELEASE	February 22, 2019

Reno, Nevada – Magellan Gold Corporation (OTCQB: MAGE) (“Magellan” or “the Company”), a U.S. based mining and exploration enterprise focused on silver and gold, today announced it has completed a bulk test of mineralized material supplied and delivered by a private third-party to the Company’s SDA Mill at Acaponeta, Nayarit State, Mexico. As announced December 17, 2018, the purpose of the test was to determine the viability of entering into a long-term processing agreement. Test processing of an initial bulk sample of approximately 600 tons was carried out. The potential customer was pleased with the mill’s performance. However, the customer experienced difficulty in supplying ore on a consistent basis and is assessing plans for going forward. Meanwhile the Company will continue to search for other toll milling customers.

Magellan also has continued to advance its El Dorado Gold-Silver Project, which lies 50 kilometers south of the SDA Mill. The Company plans to truck ore from El Dorado to the mill for processing. Quotes have been obtained for contract mining and applications for environmental and blasting permits are in progress. Placing El Dorado into production is a key step in Magellan’s strategy of initiating and then increasing production through the SDA Mill.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a US public enterprise focused on the exploration and development of precious metals. In November 2017 Magellan completed the purchase of the SDA Mill in the State of Nayarit, Mexico, and in August 2018 announced acquisition of the nearby El Dorado Gold-Silver Project. Magellan also owns an advanced silver exploration project located in Arizona.

The SDA Mill is a fully operational flotation plant that also includes a precious metals leach circuit and associated assets, licenses and agreements. The mill has the capacity to process ore at a rate of up to 200 tons per day. The mill has a ten-year operating history. Historically its operation has been based on sales of flotation concentrates to smelters, and payment for precious metals content. The mill lies within the rich Sierra Madre Occidental mineralized belt, which historically has yielded millions of ounces of precious metals and offers multiple high-grade gold and silver epithermal vein opportunities.

The El Dorado Gold-Silver Project consists of a 50-hectare mining concession located 50 kilometers south of the SDA Mill. El Dorado is situated within a district of epithermal vein systems from which historic mining produced high grades. Drilling in 2010-2011 identified gold-silver resources on two veins that hold promise for underground mining. Following completion of permitting and procurement of financing, the Company intends to initiate mining at a production rate of 100 tons per day and to truck the ore to the SDA Mill for processing.

The Silver District Project in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District. The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Pierce Carson: (505) 463-9223

John Power: (707) 884-3766

Peter Nesveda (INT IR): +61 4 1235 7375